                                                                         U.S. SECURITIES AND EXCHANGE COMMISSION

----------------------------------                                                Washington, D.C. 20549                                                 --------------------------
              FORM 4                                                                                                                                      OMB APPROVAL
----------------------------------                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
 |_| Check this box if no longer                                                                                                                         --------------------------
     subject to Section 16. Form 4       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility        OMB Number:  3235-0287
     or                                               Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940                   --------------------------
     Form 5 obligations may                                                                                                                               Expires:  December 31,
     continue.                                                                                                                                             2001
     See Instruction 1(b)                                                                                                                                 --------------------------
                                                                                                                                                         Estimatd average burden
                                                                                                                                                         --------------------------
                                                                                                                                                         --------------------------
                                                                                                                                                         hours per response . . .
                                                                                                                                                         . . .0.5
(Print or Type Responses)
---------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------- ---------------------------------------------------------------- --------------------------------------------------
1.       Name and Address of Reporting Person*                    2.  Issuer Name and Ticker or Trading Symbol                     6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
Enloe, III              Robert                T.                           Compaq Computer Corporation (CPQ)                       _X_ Director          ___ 10% Owner
                                                                                                                                    -
                                                                                                                                   ___ Officer (give     ___ Other  (specify
                                                                                                                                                  title below)       below)
----------------------------------------------------------------- ----------------------------------------------------------------
-----------------------------------------------------------------
(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for
20555 SH 249                                                          Number of Reporting         Month/Year                            _______________________
M/C 110701                                                            Person (Voluntary)       February 2001
-----------------------------------------------------------------                              -----------------------------------
                                                                                                                                  --------------------------------------------------
                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing (Check
                                                                                                  Original                         applicable line)
                                                                                                   (Month/Year)                     _X   Form filed by One Reporting Person
                                                                                                                                    ---
Houston                    TX              77071                                                                                                     ___ Form filed by More than One Reporting Person
-----------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
(City)                   (State)            (Zip)                          Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                             2.  Trans-       3.  Trans-    4.  Securities Acquired (A)        5.       Amount     6.  Owner-    7.
    Instr. 3)                                                         action                      or Disposed of (D)                   Of Securities      ship           Nature of
                                                                      Date       action           (Instr. 3, 4 and 5)                   Benefically       Form:          Indirect
                                                                                     Code                                               Owned at          Direct         Beneficial
                                                                    (Month/          (Instr. 8)                                         End of Month      (D) or         Owner-
                                                                                                                                                          Indirect       ship

                                                                                               ------------------------------------
                                                                                               ------------- -------- -------------
                                                                    Day/                                     (A) or                                       (I)
                                                                    Year)        Code   V         Amount     (D)         Price          (Instr. 3 and      (Instr.       (Instr. 4)
                                                                                                                                        4)              4)
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                        02/09/01       M              5,000         A        $ 2.39                              D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                        02/09/01       M              7,500         A        $ 1.70                              D
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock (1)                                                    02/09/01       S              12,500        D        $22.34           10,000             D
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                        02/09/01       M              5,000         A        $ 2.39                              I          Family LP
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                        02/09/01       M              7,500         A        $ 3.25                              I          Family LP
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock (1)                                                    02/09/01       S              12,500        D        $22.34            -0-               I          Family LP
-----------------------------------------------------------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                                                                                                                                          5,000              I             IRA
-----------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
(1)  The reporting person is subject to the issuer's policy that restricts trading in the issuer's stock to a limited period following the trading in the issuer's  stock to a limited period following g the issuer's earnings release for the preceding fiscal period.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
o        If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).

=======================================================================================================================================================================================

FORM 4 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

------------------------------ ----------- ------------ ---------- ------------------- ----------------------- ---------------------- -------- ------------- ------------- -------------
1. Title of Derivative         2. Conver-  3. Trans-    4. Trans-  5. Number of        6. Date Exer-           7. Title and Amount    8.       9. Number     10. Owner-    11. Nature
Security                         sion or     action       action   Deriv-                cisable and           of                     Price      of Deriv-       ship        of
   (Instr. 3)                    Exercise    Date         Code       ative               Expiration Date         Underlying           of         ative           Form of     Indirect
                                 Price of                            Securities          (Month/Day/             Securities           Deriv-     Secur-         Deriv-       Benefi-
                                 Deri-     (Month/        (Instr.    Ac-quired (A)         Year)                 (Instr. 3 and 4)     ative      ities           ative       cial
                                 vative     Day/          8)         or Dis-                                                          Secur-     Bene-                       Owner-
                                 Security   Year)                    posed of (D)                                                     ity        ficially        Security:   ship
                                                                     (Instr. 3, 4,                                                    (Instr.    Owned           Direct      (Instr. 4)
                                                                     and 5)                                                           5)         at End          (D) or
                                                                                                                                                                Indirect
                                                                                       ------------ ---------- ---------- -----------
                                                                                                                                                 of              (I)
                                                                                                                                                 Month          (Instr.
                                                                                       Date         Expira-      Title    Amount or            (Instr. 4)       4)
                                                                                       Exer-        tion                  Number of
                                           ------------ ------- -- -------- ----------
                                                                                       cisable      Date                  Shares
                                                        Code    V    (A)       (D)

                                                                   -------- ----------
------------------------------ ----------- ------------ ------- --                     ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
Stock Option (Right to buy)    $2.39       02/09/01     M                   5,000      5/16/92(2)   5/15/01    Common     5,000                0                  D
                                                                                                               Stock
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
Stock Option (Right to buy)    $1.70       02/09/01     M                   7,500      5/14/93(2)   5/13/02    Common     7,500                0                  D
                                                                                                               Stock
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
Stock Option (Right to buy)    $2.39       02/09/01     M                   5,000      5/16/92(2)   5/15/01    Common     5,000                0                  I        Family LP
                                                                                                               Stock
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
Stock Option (Right to buy)    $3.25       02/09/01     M                   7,500      4/23/94(2)   04/22/03   Common     7,500                0                  I        Family LP
                                                                                                               Stock
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------

------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------

------------------------------ ----------- ------------ ------- -- -------- ---------- ------------ ---------- ---------- ----------- -------- ------------- ------------- -------------
Explanation of Responses:
(2)      Grant is 50% exercisable one year from date of grant and remaining 50% exercisable two years from date of grant.

/s/  Robert T. Enloe, III                                                   3/8/01
--------------------------------------------------------               ----------------------------
                  Robert T. Enloe III                                             Date
            **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to  the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
SEC 1474(7/96)